Exhibit 10.11

LICENSE AGREEMENT

Dated March 31, 1999

Between

MEDQUEST PRODUCTS, INC.

and

UNIVERSITY OF UTAH RESEARCH FOUNDATION

TABLE OF CONTENTS

Article No

1.	DEFINITIONS	2
2.	LICENSE GRANT	4
3.	EXCLUSIVE PERIOD AND TERM OF AGREEMENT	5
4.	SUBLICENSE	5
5.	LUMP SUM PAYMENT	5
6.	VALIDITY	6
7.	DUE DILIGENCE	6
8.	CONFIDENTIALITY	8
9.	ANNUAL REPORTS	8
10	PATENT PROSECUTION	9
11.	PATENT MARKING	9
12.	BOOKS AND RECORDS	10
13.	TERMINATION BY LICENSOR	10
14.	TERMINATION BY LICENSEE	10
15.	WARRANTY BY LICENSOR	11
16.	INFRINGEMENT	11
17.	WAIVER	12
18.	ASSIGNABILITY	12
19.	INDEMNIFICATION	12
20.	LIABILITY	12
21.	NOTICES	12
22.	FOREIGN LAWS	13
23.	GOVERNING LAW	13
24.	RELATIONSHIP OF PARTIES	13
25.	NON-USE OF NAMES	13
26.	DISPUTE RESOLUTION	14
27.	GENERAL PROVISIONS	14
	Exhibit “A	17
	Exhibit “B	18
	Exhibit “C	19
	Exhibit “D	20

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“AGREEMENT”) is made and is effective as of March 31, 1999 (hereinafter “EFFECTIVE DATE”) by and between the UNIVERSITY OF UTAH RESEARCH FOUNDATION, a Utah non-profit corporation, having its principal place of business at 421 Wakara Way, Suite 170, Salt Lake City, UT 84108, hereinafter referred to as “LICENSOR,” and MEDQUEST PRODUCTS, INC., a Utah corporation, having its principal place of business at 825 North 300 West, Suite 107, Salt Lake City, UT 84103, hereinafter referred to as “LICENSEE.”

WITNESSETH

WHEREAS, certain inventions, generally characterized as an ELECTROMAGNETICALLY SUSPENDED AND ROTATED CENTRIFUGAL PUMPING APPARATUS AND METHOD, U.S. Serial No. 08/850,156, assigned University of Utah identification number U-2377, an IMPLANTABLE CENTRIFUGAL BLOOD PUMP WITH HYBRID MAGNETIC BEARINGS, U.S. Serial No. 09/064,352, assigned University of Utah identification number U-2376, and a HYBRID MAGNETICALLY SUSPENDED AND ROTATED CENTRIFUGAL PUMPING APPARATUS AND METHOD U.S. Serial No. 08/850,598, assigned University of Utah identification number U-2376, as covered by LICENSOR’S PATENT RIGHTS (as defined herein), hereinafter collectively referred to as “the INVENTIONS”, have been made in the course of research at the University of Utah, the University of Virginia and MedQuest Products, Inc. conducted by Paul Allaire, Gill Bearnson, Ron Flack, James Long, Eric Maslen, Don Olsen, Pratap Khanwilkar, Ajit Kumar and Mary Sinnott and are covered by LICENSOR’S PATENT RIGHTS;

WHEREAS, LICENSOR and LICENSEE desire that the INVENTIONS, the LICENSOR’S PATENT RIGHTS and LICENSEE’S patent rights be developed and utilized to the fullest extent so that their benefits can be enjoyed by the general public;

WHEREAS, LICENSEE wishes to obtain from LICENSOR an exclusive license under certain rights for the commercial development, production, manufacture, use and sale of the LICENSOR’S PATENT RIGHTS, and LICENSOR is willing to grant such a license upon the terms and conditions hereinafter set forth;

WHEREAS, the LICENSOR’S PATENT RIGHTS and LICENSEE’S patent rights were developed in the course of research sponsored in part by the U.S. Government, and as a consequence are subject to overriding obligations of LICENSOR to the U.S. Government;

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, the parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

Section 1.1             “LICENSOR’S PATENT RIGHTS” means all rights of LICENSOR to any subject matter claimed in or covered by: (a) any patent application listed on Exhibit “A” attached hereto, which is incorporated herein by this reference; (b) any U.S. or foreign patent issuing on one or more of such applications; (c) any continuing, divisional, continuation-in-part, or reissue applications thereof; and (d) any U.S. or foreign patent issuing on such continuing, divisional, continuation-in-part or reissue applications.

Section 1.2             “LICENSED PRODUCT” means the implantable blood pump or any other product or component part, the manufacture, use or sale of which is covered by any claim or claims included within LICENSOR’S PATENT RIGHTS. LICENSED PRODUCT excludes third party products; for example, a power source licensed or purchased from a third party which when combined with the LICENSED PRODUCT will make up a system, which may be sold by LICENSEE

Section 1.3             “LICENSED METHOD” means any method, procedure, process or other subject matter, the manufacture, use, or sale of which is covered by any claim or claims included within

LICENSOR’S PATENT RIGHTS.

Section 1.4             “. . . covered by... “means (in the appropriate context) a LICENSED PRODUCT that, when made, used or sold, or a LICENSED METHOD that, when practiced, would constitute, but for the license granted to LICENSEE pursuant to this AGREEMENT, an infringement of any claim or claims included within LICENSOR’S PATENT RIGHTS, but for the LICENSEE’S joint ownership of said patent rights.

Section 1.5             “NET SALES” means billings by LICENSEE or its SUBLICENSEES (as defined herein), for any LICENSED PRODUCTS or LICENSED METHOD sold or leased or services performed for commercial purposes, in all cases, net of the sum of the following items (where applicable): (1) services performed by LICENSEE for development or testing of the LICENSED PRODUCTS or sale of LICENSED PRODUCTS developed at cost or no cost for clinical trials or evaluation by potential partners or SUBLICENSEES; (2) cash, trade or quantity discounts actually allowed; (3) sales, use, tariff, customs duties or other excise taxes directly imposed upon particular sales; (4) outbound transportation charges prepaid or allowed; and (5) allowances or credits to third parties for rejections or returns or bad debts. A LICENSED PRODUCT and services performed using a LICENSED PRODUCT or LICENSED METHOD shall be considered sold when billed out or invoiced or, if not invoiced, when delivered or performed. There shall be no deductions from NET SALES for costs of commissions or collections. NET SALES shall not include billings for LICENSED PRODUCTS sold or services performed by LICENSEE to any AFFILIATE unless such AFFILIATE is an end-user of any LICENSED PRODUCT or service performed using any LICENSED PRODUCT or LICENSED METHOD.

Section 1.6             “AFFILIATE” means any person or entity that controls, is controlled by, or is under common control with LICENSEE, directly or indirectly. For purposes of this definition, “control” and its various inflected forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise.

Section 1.7             “FIELD OF USE” shall mean all fields of use.

Section 1.8             “TERRITORY” shall mean the world.

Section 1.9             “CF3” is defined as a prototype pump intended for use in ex vivo animal experiments. The rotor in the CF3 is electromagnetically suspended (no hybrid magnetic bearings)

and is covered by a U.S. patent application entitled “Electromagnetically Suspended and Rotated Centrifugal Pumping Apparatus and Method” as set forth on Exhibit “A”. CF3 uses discrete rotor position sensors as part of the magnetic bearing system. CF3 has been reduced to practice and extensively tested in vitro as of the date of this agreement.

Section 1.10           CFVAD is defined as a centrifugal ventricular assist device.

Section 1. 11          “CF4” is defined as the most recent (as of the EFFECTIVE DATE) major design iteration of the CFVAD implantable blood pump before use in clinical trials begins. The rotor is magnetically suspended using hybrid magnetic bearings and is covered by U.S. patent applications entitled “Implantable Centrifugal Blood Pump with Hybrid Magnetic Bearings” and “Hybrid Magnetically Suspended and Rotated Centrifugal Pumping Apparatus and Method” as set forth on Exhibit “A”. CF4 uses “self sensing” of rotor position using measurements obtained from the magnetic bearing actuators. There are no discrete position sensors in the system. Other aspects of this design are similar to the CF3, but with some modifications to accommodate the magnetic bearing design changes and to reduce the size of the system.

ARTICLE 2. LICENSE GRANT

Section 2.1             Subject to the terms and conditions set forth herein, LICENSOR hereby grants to LICENSEE an exclusive license to the LICENSOR’S PATENT RIGHTS in the FIELDS OF USE to make, have made, use, sell, offer to sell, import and export any LICENSED PRODUCT and to practice any LICENSED METHOD throughout the TERRITORY where LICENSOR may lawfully grant such a license.

Section 2.2             The license granted in Section 2.1 hereof is expressly made subject to a non exclusive, irrevocable, royalty-free license heretofore granted to the U.S. Government, a copy of which is attached hereto as Exhibit “B” and incorporated herein by reference.

Section 2.3             The license granted in Section 2.1 hereof is expressly made subject to LICENSOR’S reservation of the right to practice under LICENSOR’S PATENT RIGHTS for educational and research purposes at the University of Utah.

Section 2.4             LICENSOR agrees that with respect to any United States or foreign patent which, on the EFFECTIVE DATE of this AGREEMENT, it owns or under which it has the right to grant licenses, or with respect to any United States or foreign patent which may later issue on a pending application for patent which, on the EFFECTIVE DATE of this AGREEMENT, it owns or under which it has the right to grant licenses, it shall not assert against LICENSEE or its vendees, transferees, or SUBLICENSEES any claims for infringement based on the manufacture, use, sale, offer for sale, importation or exportation of any apparatus made or sold by LICENSEE, its vendees, transferees, or SUBLICENSEES under the license granted in this AGREEMENT, or based on the practice by LICENSEE, its vendees, transferees, or SUBLICENSEES of any method, process, or procedure under the license granted in this AGREEMENT; except that LICENSOR may assert any such claim of infringement if required by a legal duty to a third party, or may advise a third party of such claim of infringement if required by a legal duty to such third party. This agreement of non- assertion shall not be construed as a license from LICENSOR to LICENSEE, and it shall only apply to patents and to claims of patents that relate specifically to inventions in the technical field of heart pumps, which field shall not include coatings as applied to heart pumps, which coatings are covered and permitted by a license to LICENSEE from LICENSOR under a separate agreement dated December 18, 1998.

ARTICLE 3. EXCLUSIVE PERIOD AND TERM OF AGREEMENT

Section 3.1             This AGREEMENT shall be in full force and effect from the EFFECTIVE DATE until the end of the term of the last-to-expire of LICENSOR’S PATENT RIGHTS licensed under this AGREEMENT, unless otherwise terminated by operation of law or by acts of the parties pursuant to the terms of this AGREEMENT.

Section 3.2             The license granted under Section 2.1 and subject to Section 2.1 is exclusive and LICENSOR hereby agrees that it shall not grant any other license to make, have made, use, sell, offer to sell, import or export LICENSED PRODUCTS or to utilize LICENSED METHODS in the TERRITORY for the FIELD OF USE during the period of time commencing with the EFFECTIVE DATE and terminating with the last-to-expire of LICENSOR’S PATENT RIGHTS (hereinafter the “EXCLUSIVE PERIOD”).

ARTICLE 4. SUBLICENSE

Section 4.1             LICENSOR hereby grants to LICENSEE the right to sublicense LICENSEE’S rights and license under this AGREEMENT and to enter into exclusive and non-exclusive sublicensing agreements with third parties (hereinafter referred to as “SUBLICENSEES”) to make, have made, sell, offer to sell, import and export any LICENSED PRODUCT and to practice any LICENSED METHOD, provided that LICENSEE has current exclusive rights thereto under this AGREEMENT in the territory being sublicensed. LICENSEE may only enter into sublicensing agreements to LICENSOR’S PATENT RIGHTS during the EXCLUSIVE PERIOD of this AGREEMENT. Such sublicense may extend past the expiration date of the EXCLUSIVE PERIOD of this AGREEMENT, but any potential exclusivity of such sublicense shall end upon the expiration of the EXCLUSIVE PERIOD. Upon any termination of this AGREEMENT, any SUBLICENSEES whose sublicense is in good standing with LICENSEE shall automatically become direct licensees of LICENSOR under the terms and conditions of their sublicenses, and LICENSOR agrees to offer and execute license agreements with such SUBLICENSEES under the terms and conditions of their sublicenses.

Section 4.2             Any sublicense to LICENSOR’S PATENT RIGHTS granted by LICENSEE to a SUBLICENSEE shall incorporate all of the terms and conditions of this AGREEMENT, which shall be binding upon each SUBLICENSEE as if such SUBLICENSEE were a party to this AGREEMENT.

Section 4.3             LICENSEE shall promptly provide LICENSOR with a copy of each sublicense for the LICENSED PRODUCT or the LICENSED METHOD granted by LICENSEE hereunder and any amendments thereto or terminations thereof.

ARTICLE 5. LUMP SUM PAYMENT

In full consideration for the license granted in this AGREEMENT, LICENSEE shall pay to LICENSOR, a lump sum payment of One Hundred Thousand Dollars ($100,000) in two installment payments of Fifty Thousand Dollars ($50,000.00) each, which is payment for a fully- paid-up exclusive license to the LICENSED PRODUCTS and LICENSED METHODS. The first installment shall be due and payable within ten (10) days of the execution of both this AGREEMENT and an agreement between LICENSEE and the University of Virginia Patent Foundation (hereinafter, “UVPF”), for an exclusive license to UVPF’s jointly owned rights to the INVENTIONS, whichever occurs later. The second installment shall be due and payable within ninety (90) days of the execution of the said agreement between LICENSEE and UVPF. Failure to make either installment payment by the due date shall result in immediate termination.

ARTICLE 6. VALIDITY

Section 6.1             If, in any proceeding in which the validity or priority of any claim of any patent included within LICENSOR’S PATENT RIGHTS is in issue, a judgment or decree is entered that becomes irrevocable through the exhaustion of all permissible applications for rehearing or review by a superior tribunal, or through the expiration of the time permitted for such applications, the construction placed on any such claim by such irrevocable judgment or decree shall thereafter be applicable to this AGREEMENT with regard to any acts occurring thereafter, and if any such irrevocable judgment or decree holds any such claim invalid, LICENSEE’S obligations toward LICENSOR under this AGREEMENT based on such claim or any claim patentably indistinct therefrom, including LICENSEE’S obligations to pay fees to LICENSOR based on such claim or any claim patentably indistinct therefrom, shall cease as of the date such judgment or decree becomes irrevocable.

ARTICLE 7. DUE DILIGENCE

Section 7.1             LICENSEE warrants that it has completed the following due diligence milestones:

A.           Three patent applications, as listed in Exhibit “A”, have been authorized and filed by LICENSEE;

B.             LICENSEE has done the system design, conception and reduction to practice of the CF3 and anatomic fit and implant site specifications, and established the initial requirements for the subsystems: magnetic bearing, pump and motor;

C.             LICENSEE has performed in vitro, performance, and blood compatibility testing of the CF3;

D.            LICENSEE has prepared, submitted, and obtained one Phase I Small Business Innovation Research Grant from the National Heart, Lung and Blood Institute, Bethesda, MD to design and develop the INVENTIONS;

E.              LICENSEE has submitted a Phase II SBIR application as of 4/15/98, and plans to submit other funding proposals to further develop and commercialize the INVENTIONS;

F.              LICENSEE signed an AGREEMENT on October 13, 1998 for funding of three (3) million dollars to partially fund this project from the Heart and Lung Research Foundation and has received approximately half of the funds as of February 8, 1999;

G.             LICENSEE, along with the University of Utah, helped organize the International Congress of the International Society of Rotary Blood Pumps in July 1998 to enhance the CFVAD project team’s reputation as a world leader in this field; and

H.            LICENSEE has delivered to LICENSOR a business plan showing the amount of money, number and kind of personnel and time budgeted and planned for each phase of development of the LICENSED PRODUCTS and LICENSED METHODS.

Section 7.2             Upon execution of this AGREEMENT, LICENSEE shall diligently proceed with the development, manufacture, sale and use of LICENSED PRODUCTS and/or LICENSED METHODS in order to make them readily available to the general public as soon as possible on commercially reasonable terms. LICENSEE shall continue active, diligent, commercially reasonable, marketing efforts for one or more LICENSED PRODUCT(S) and/or LICENSED METHOD(S) throughout the term of this AGREEMENT.

Section 7.3             LICENSEE shall perform the following obligations as part of its due diligence activities hereunder:

A.           LICENSEE shall deliver promptly to LICENSOR a copy of each updated business plan developed that shows the amount of money, number and kind of personnel and time budgeted and planned for each phase of development of the LICENSED PRODUCTS and LICENSED METHODS

B.             The period between submission of an updated business plan to LICENSOR by LICENSEE shall not exceed two (2) years;

C.    Upon one week’s notice, LICENSEE shall permit an in-plant inspection by LICENSOR at any time subsequent to one year from the EFFECTIVE DATE of this AGREEMENT and thereafter permit in-plant inspections by LICENSOR at regular intervals with at least twelve (12) months between each such inspection;

D.    LICENSEE shall spend at least Six Hundred Thousand Dollars ($600,000.00) on research, development and commercialization of LICENSED PRODUCTS and/or LICENSED METHODS during the two -year period following the EFFECTIVE DATE of this AGREEMENT;

E.     CF4 design will be completed by January 1, 2000. System level mechanical and electrical drawings including dimensions, and a functional description of operation of the device (getting device to the stage of building a prototype system);

F.     CF4 Prototype completed by September 30, 2001. This is the prototype of the device that will be used clinically. The deliverables for this milestone will be a demonstration of full magnetic suspension of the impeller, and pump performance in a loop circuit pumping water at nominal pumping conditions (6 liters per minute of flow at l00mmHg of pressure);

G.    One-week animal trial completed by January 1, 2003. Survival of an animal for at least a week with the CFVAD in operation as a ventricular assist device. (Protocol approved by animal care committee not the FDA);

H.    Obtain Development Partner by January 1, 2004. When LICENSEE has received a binding legal commitment of funds for development or commercialization of the INVENTIONS from a third party sponsor (not including any funds derived from any debt instrument or securities issued by LICENSEE) totaling at least Five Million Dollars ($5,000,000) to be received by LICENSEE over a period of time not exceeding two (2) years, LICENSEE shall pay to LICENSOR a milestone payment of Two Hundred Fifty Thousand Dollars ($250,000) within ninety (90) days of actual receipt of at least two hundred and fifty thousand dollars ($250,000) from the above mentioned development partner.

I.                 Start pre clinical durability tests 1/1/05. This includes regulatory agency approval of the reliability test protocol to be done before clinical trials, building the number of CFVAD systems specified in protocol, and starting reliability tests;

J.     Start pre clinical animal tests 1/1/07. Deliverables are: approval by regulatory agency of protocol to be completed before clinical trials, and beginning the long-term animal tests;

K.    Start human clinical trials 1/1/08. Regulatory agency approval of the clinical trial application and performance of the first human implant;

L.     Submission of regulatory marketing application by 1/1/10. Obtain all data needed for the regulatory marketing approval application from clinical trials and submit the application for approval; and

M.   Obtain regulatory approval 7/1/11. Obtain regulatory agency approval for the device to be marketed in selected markets.

Section 7.4             Commencing on January 2, 1999 and on each January 2 thereafter, until the first occurrence of NET SALES, LICENSEE shall submit to LICENSOR a written report covering LICENSEE’S progress in (a) development and testing of LICENSED PRODUCTS and LICENSED METHODS; (b) achieving the due diligence milestones specified herein; and (c) preparing, filing, and obtaining of any approvals necessary for marketing the LICENSED PRODUCTS and LICENSED METHODS. Each report shall be in substantially similar form and contain at least the information required by Exhibit “D” attached hereto and incorporated herein.

ARTICLE 8. CONFIDENTIALITY

Section 8.1             LICENSEE and LICENSOR acknowledge that either party may provide certain information to the other about the INVENTIONS and LICENSOR’S PATENT RIGHTS that is considered to be confidential. LICENSEE and LICENSOR shall take reasonable precautions to protect such confidential information. Such precautions shall involve at least the same degree of care and precaution that LICENSEE customarily uses to protect its own confidential information.

Section 8.2             LICENSEE acknowledges that LICENSOR is subject to the Utah Governmental Records Access and Management Act (“GRAMA”), Section 63-2-101 et.seq., Utah Code Ann. (1953), as amended. LICENSOR shall keep confidential any information provided to LICENSOR by LICENSEE that LICENSEE considers confidential, to the extent allowable under GRAMA and as provided in Section 53 13-16-301 et. seq., Utah Code Ann. In order to be eligible for such protection under GRAMA, confidential information of LICENSEE disclosed to LICENSOR must be in written or other tangible form, marked as proprietary, and accompanied by a written claim by LICENSEE stating the reasons that such information must be kept confidential.

ARTICLE 9. ANNUAL REPORTS

Section 9.1             Within forty-five (45) days after the calendar year in which NET SALES first occur, LICENSEE shall provide LICENSOR with a written report detailing all sales and uses, if any, made of LICENSED PRODUCTS during the preceding calendar year, and detailing the amount of NET SALES made during such year. Each report shall include at least the following:

A              Number of LICENSED PRODUCTS manufactured, leased and sold by and/or for LICENSEE and all SUBLICENSEES;

B                Accounting for all LICENSED METHODS used or sold by and/or for LICENSEE and all SUBLICENSEES;

C                Accounting for NET SALES by LICENSEE and SUBLICENSEES;

D               Names and addresses of all SUBLICENSEES of LICENSEE;

E                 The amount spent on product development;

F                 The number of full time equivalent employees working on the LICENSED PRODUCTS and/or LICENSED METHODS;

G                The date of first occurrence of NET SALES in each country; and

H               A summary and copies of each report due to LICENSEE from SUBLICENSEES.

Section 9.2             Each report shall be in substantially similar form as Exhibit “C” attached hereto. Each such report shall be signed by an officer of LICENSEE (or the officer’s designee).

ARTICLE 10. PATENT PROSECUTION AND MAINTENANCE

Section 10.1           LICENSOR and LICENSEE shall diligently prosecute and maintain LICENSOR’S PATENT RIGHTS. LICENSOR and LICENSEE shall provide the other with copies of all relevant documentation and keep the other informed and apprized of the continuing prosecution. LICENSEE and LICENSOR shall keep any such documentation and information confidential. Each parties’ inventors shall be provided adequate opportunity to comment.

Section 10.2           If either LICENSEE or LICENSOR chooses not to seek, continue to seek, or maintain patent prosecution in any given instance, such party will so notify the other not less than forty-five (45) days before each deadline thereof, and the other shall have the right to do so using counsel of its own choice and at its own expense. To the extent that LICENSEE chooses not to pursue patent prosecution in such instance, as confirmed by LICENSEE in writing, LICENSEE’S license shall be reduced to a non-exclusive license in that country or that instance.

Section 10.3           LICENSEE shall pay all costs and legal fees incurred by LICENSOR in the “preparation”, “prosecution”, and “maintenance”, as these terms are interpreted under U.S. patent law, of LICENSOR’S PATENT RIGHTS, including without limitation, any taxes on such patent rights.

ARTICLE 11. PATENT MARKING

LICENSEE shall mark all LICENSED PRODUCTS made, used or sold under the terms of this AGREEMENT, or their containers, in accordance with all applicable patent- marking laws.

ARTICLE 12. BOOKS AND RECORDS

LICENSEE shall keep true and complete books and records containing an accurate accounting of all data necessary for proper identification of NET SALES and verification of performance of due diligence milestones and for reporting purposes. Upon one weeks notice, LICENSOR shall have the right to inspect the income statements and balance sheets that were used to calculate federal reporting to the IRS each year, and any additional records necessary to verify NET SALES and performance of due diligence milestones, at LICENSOR’S expense, upon notice to LICENSEE.

ARTICLE 13. TERMINATION BY LICENSOR

Section 13.1           Subject to the provisions of Section 13.2, if LICENSEE fails to deliver to LICENSOR any statement or report required hereunder when due, violates or fails to perform any covenant, condition, or undertaking of this AGREEMENT to be performed by it hereunder, files a bankruptcy action, has a bankruptcy action filed against it, becomes insolvent, enters into a dissolution agreement with creditors, or has a receiver appointed for it, LICENSOR may give written notice to LICENSEE of its intent to terminate, If LICENSEE cures within ninety (90) days of such notice, the rights, privileges, and license granted hereunder shall remain in full force; otherwise, the rights, privileges, and license granted hereunder shall terminate.

Section 13.2           Notwithstanding any provision of Section 13.1, if LICENSEE fails to perform any due diligence obligation under Article 7 by the date on which such performance is due, LICENSOR may give written notice to LICENSEE of its intent to convert LICENSEE’S license to a non-exclusive license, if LICENSEE cures within 365 days of such notice, the license granted hereunder shall remain exclusive; otherwise, the license shall become non-exclusive.

Section 13.3           If LICENSEE should cease to carry on its business with respect to the rights granted in this AGREEMENT, this AGREEMENT shall terminate upon ninety (90) days written notice by LICENSOR to LICENSEE, except that if LICENSEE resumes carrying on such business within such ninety (90) days, this AGREEMENT shall not terminate. Any termination pursuant to Article 13 shall not impair any accrued right of LICENSOR, and LICENSEE shall pay all attorney’s fees and costs incurred by LICENSOR in enforcing any obligation of LICENSEE or accrued right of LICENSOR. Articles 8 and 20 shall survive any termination of this AGREEMENT.

ARTICLE 14. TERMINATION BY LICENSEE

Section 14.1           LICENSEE may terminate this AGREEMENT at any time and from time to time without cause, by giving written notice thereof to LICENSOR. Such termination shall be effective ninety (90) days after such notice, and all LICENSEE’S rights associated therewith shall cease as of that date.

Section 14.2           Any termination pursuant to Section 14.1 shall not relieve LICENSEE of any obligation or liability accrued to LICENSOR hereunder prior to such termination, or rescind or give rise to any right to rescind any payments made or other consideration given to LICENSOR hereunder prior to the time such termination becomes effective. Such termination shall not affect in any manner any rights of LICENSOR arising under this AGREEMENT prior to the date of such termination.

ARTICLE 15. WARRANTY BY LICENSOR

Section 15.1           LICENSOR warrants that it has the lawful right to grant the license set forth in this

AGREEMENT.

Section 15.2           EXCEPT AS EXPRESSLY PROVIDED IN SECTION 15.1, THE PARTIES ACKNOWLEDGE AND AGREE THAT LICENSOR HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL LICENSOR BE HELD RESPONSIBLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF LICENSOR’S PATENT RIGHTS, EVEN IF LICENSOR IS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

Section 15.3           Nothing in this AGREEMENT shall be construed as: A. a warranty or representation by LICENSOR as to the “validity” or “scope”, as these terms are interpreted under U.S. patent law, of any of LICENSOR’S PATENT RIGHTS. B. a warranty or representation by LICENSOR that anything made, used, sold or otherwise disposed of pursuant to any license granted under this AGREEMENT is or will be free from infringement of patents of third parties. C. an obligation by LICENSOR to bring or prosecute actions or suits against third parties for patent infringement, except as expressly provided in Article 16 hereof. D. conferring by implication, estoppel or otherwise any license or rights under any patents of LICENSOR, other than LICENSOR’S PATENT RIGHTS.

ARTICLE 16. INFRINGEMENT

Section 16.1           If either party learns of a claim of infringement of or by any of LICENSOR’S PATENT RIGHTS licensed under this AGREEMENT, that party shall give written notice of such claim to the other party. LICENSEE may bring suit for patent infringement, naming LICENSOR as nominal party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of LICENSOR, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 16.2           Any such legal action shall be at the expense of the party by whom suit is filed hereinafter referred to as the “Litigating Party”. Any damages or costs recovered by the Litigating Party in connection with a legal action filed by it hereunder, and remaining after the Litigating Party is reimbursed for its costs and expenses reasonably incurred in the lawsuit, shall be apportioned one third to LICENSOR and two thirds divided between LICENSEE and University of Virginia Patent Foundation.

Section 16.3           LICENSEE and LICENSOR shall cooperate with each other in litigation proceedings instituted hereunder, provided that such cooperation shall be at the expense of the Litigating Party, and such litigation shall be controlled by the Litigating Party.

ARTICLE 17. WAIVER

No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

ARTICLE 18. ASSIGNABILITY

This AGREEMENT is binding upon and shall inure to the benefit of the parties, their successors and assigns. Subject to LICENSEE’S rights to sublicense, as set forth in Article 4 hereof, LICENSEE and LICENSOR may assign this AGREEMENT only with the written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 19. INDEMNIFICATION

LICENSEE shall indemnify, hold harmless and defend LICENSOR, the University of Utah, and their respective officers, employees and agents, against any and all claims, suits, losses, damage, costs, fees and expenses (including reasonable -fees of attorneys) resulting from or arising out of exercise of any license granted under this AGREEMENT.

ARTICLE 20. LIABILITY

The LICENSOR is a governmental entity and is subject to the Utah Governmental Immunity Act, Section 63-30-1 et seq., Utah Code Ann. (1953), as amended (the “Act”). Section 63-30-34 of the Act expressly limits judgments against the LICENSOR, its officers and employees to $250,000 per person for personal injury and $500,000 per occurrence for bodily injury and death and to $ 100,000 per occurrence for property damage. Section 63-30-5 of the Act expressly waives immunity as to any contractual obligation. Subject to the provisions of the Act, LICENSOR shall indemnify, defend and hold harmless LICENSEE, its officers, agents, and employees against any actions, suits, proceedings, liabilities and damages that may result solely from the negligent acts or omissions of LICENSOR, its officers, agents or employees in connection with this AGREEMENT. Nothing in this AGREEMENT shall be construed as a waiver of any rights or defenses applicable to LICENSOR under the Act, including without limitation, the provisions of Section 63-30-34 regarding limitation of judgment for personal injury and property damage. LICENSOR shall give LICENSEE timely notice of any claim or suit instituted of which it has knowledge that in any way, directly or indirectly, affects or might affect LICENSEE, and LICENSEE shall have the right at its own expense to participate in the defense of the same. Without limiting the foregoing, if LICENSOR breaches any representation, warranty or covenant of this AGREEMENT, LICENSOR agrees to return to LICENSEE the $100,000 lump sum payment set forth in Article 5, together with the $250,000 milestone payment set forth in Section 7.3, if any, in full satisfaction of any and all liability or obligations of LICENSOR to LICENSEE resulting from or related to such breach.

ARTICLE 21. NOTICES

Any payment, notice or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person during recipient’s normal business hours; or (b) on the date of delivery if delivered by courier, express mail service or first-class mail, registered or certified. Such notice shall be sent or delivered to the respective addresses given below, or to such other address as either party shall designate by written notice given to the other party as follows:

In the case of LICENSEE:

MEDQUEST PRODUCTS, INC.

825 North 300 West, Suite 107

Salt Lake City, UT 84103

In the case of LICENSOR:

UNIVERSITY OF UTAH RESEARCH FOUNDATION

Technology Transfer Office

421 Wakara Way, Suite 170

Salt Lake City, UT 84108

With a copy to:

OFFICE OF GENERAL COUNSEL

University of Utah

309 Park Building

Salt Lake City, Utah 84112

ARTICLE 22. FOREIGN LAWS

Section 22.1 When required by local/national law, LICENSEE shall register this AGREEMENT, pay all costs and legal fees connected therewith, and otherwise insure that the local/national laws affecting this AGREEMENT are fully satisfied.

Section 22.2 LICENSEE shall comply with all applicable U.S. laws dealing with the export of technology or technical information.

ARTICLE 23. GOVERNING LAW

This AGREEMENT shall be interpreted and construed in accordance with the laws of the State of Utah, without application of any principles of choice of laws.

ARTICLE 24. RELATIONSHIP OF PARTIES

In assuming and performing the obligations of this AGREEMENT, LICENSEE and LICENSOR are each acting as independent parties and neither shall be considered or represent itself as a joint venturer, partner, agent or employee of the other.

ARTICLE 25. NON-USE OF NAMES

LICENSEE shall not use the names or trademarks of the University of Utah, nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from LICENSOR, or said employee, in each case, except that

LICENSEE may state that it is licensed by LICENSOR under one or more of the patents and/or applications comprising the LICENSOR’S PATENT RIGHTS.

ARTICLE 26. DISPUTE RESOLUTION

Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the AGREEMENT, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such dispute. By no later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By no later than ten (10) days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediator in the Salt Lake City area and such representative shall schedule a date with such mediator for a hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this AGREEMENT, including any dispute relating to patent validity or infringement, shall be resolved by final and binding compulsory arbitration in Salt Lake City, Utah, pursuant to Title 78, Chapter 3 1 a, Utah Code Ann. (1953), as amended, and shall be determined in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules are not in conflict with such law. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this AGREEMENT, nor to award punitive damages. Any award rendered in such arbitration may be enforced by either party in either the courts of the State of Utah or in the United States District Court for the District of Utah, to whose jurisdiction for such purposes LICENSEE and LICENSOR each hereby irrevocably consents and submits. All costs and expenses, including reasonable attorneys’ fees, of the prevailing party in connection with arbitration of such controversy or claim shall be borne by the other party.

ARTICLE 27. GENERAL PROVISIONS

Section 27.1 The headings of the several articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this AGREEMENT.

Section 27.2           This AGREEMENT shall not be binding upon the parties until it has been signed herein below by or on behalf of each party, in which event it shall be effective as of the date first above written.

Section 27.3           No amendment or modification of this AGREEMENT shall be valid or binding upon the parties unless made in writing and signed by both parties.

Section 27.4           This AGREEMENT embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

Section 27.5           The parties agree to execute and deliver all documents, provide all information and take or forbear from taking all such action as may be necessary or appropriate to achieve the purposes of this AGREEMENT.

Section 27.6           The provisions of this AGREEMENT are severable, and in the event that any provision of this AGREEMENT shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

Section 27.7           This AGREEMENT may be signed in counterparts, each of which when taken together shall constitute one fully executed document. Each individual executing this AGREEMENT on behalf of a legal entity does hereby represent and warrant to each other person so signing that he or she has been duly authorized to execute this AGREEMENT on behalf of such entity.

IN WITNESS WHEREOF, LICENSOR and LICENSEE have executed this AGREEMENT by their respective officers hereunto duly authorized, on the day and year hereinafter written.

“LICENSEE”		“LICENSEE”
MEDQUEST PRODUCTS INC.		UNIVERSITY OF UTAH RESEARCH FOUNDATION

By	“Pratap Khanwilkar”	By	“John K. Morris”
(Signature)			(Signature)

Name	Pratap Khanwilkar	Name	John K. Morris
	(Please Print)		(Please Print)

Title	President	Title	General Counsel

Date:	3/31/99	Date:	4/7/99

Before me this 31 day of March 1999, Pratap Khanwilkar, personally appeared whose identity was verified by official documentation and who executed the above instrument, and who executed the above instrument, and acknowledged to me that they executed the same of their own free will for the purpose therein set forth.

          “Joy A. Peterson”                        Notary Public, Residing at: Salt Lake City, Utah

My Commission Expires: August 10, 2002

Before me this 9 day of April 1999, John K. Morris, personally appeared whose identity was verified by official documentation and who executed the above instrument, and who executed the above instrument, and acknowledged to me that they executed the same of their own free will for the purpose therein set forth.

           “Susan A. Dean”                          Notary Public, Residing at: Salt Lake City, Utah

My Commission Expires: 7-2-2000

EXHIBIT “A”

INVENTIONS

U-2376

	TITLE	“Hybrid Magnetically Suspended and Rotated Centrifugal Pumping Apparatus and Method”
	INVENTORS	Paul Allaire and * Eric Maslen of the University of Virginia, Don Olsen and Gill Bearnson of the University of Utah, and Pratap Khanwilkar and James Long of MedQuest.
	USSN	08/850,598, filed on May 2, 1997
	PATENT#	Application
	STATUS	Patent Pending

U-2376

	TITLE	“Implantable Centrifugal Blood Pump with Hybrid Magnetic Bearings”
	INVENTORS	Paul E. Allaire and Ron Flack of the University of Virginia, Gill Bearnson and Don Olsen of the University of Utah, and Pratap Khanwilkar, B. Ajit Kumar, Mary Sinnot, and James Long of MedQuest.
	USSN (CIP)	09/064,352, filed on April 22, 1998
	PATENT#	Application
	STATUS	Patent Pending

U-2377

	TiTLE	“Electromagnetically Suspended and Rotated Centrifugal Pumping Apparatus and Method”
	INVENTORS	Paul Allaire’ and Eric Maslen of the University of Virginia, Don Olsen and Gill Beamson of the University of Utah, and Pratap Khanwilkar and James Long of MedQuest.
	USSN	08/850,156, filed on May 2,1997
	PATENT#	Application
	STATUS	Patent Pending

EXHIBIT “B”

LICENSE TO THE UNITED STATES GOVERNMENT

WHEREAS,                                         of                                 has/have invented

and filed a patent application thereon in the USA bearing Serial No.                             filing date and

WHEREAS, the invention was made in the course of research supported by

and

WHEREAS, the United States Government is entitled to certain rights in and to said invention and application by reason of the terms of such support; and

WHEREAS, the UNIVERSITY OF UTAH, hereinafter called the “LICENSOR”, has acquired by assignment from the inventor the entire right, title and interest of the inventor to such invention;

NOW, THEREFORE

1. The LICENSOR, in consideration of the premises and other good and valuable consideration, hereby grants and conveys to the United States Government a royalty-free, non-exclusive and irrevocable license for governmental purposes and on behalf of any foreign government pursuant to any existing or future treaty or agreement with the United States under the aforesaid patent application, and any and all divisions or continuations, and in any and all patents or reissues which may be granted thereon during the full term or terms thereof. As used herein, “governmental purpose’ means the right of the Government of the United States, including any agency thereof, to practice and have practiced (made or have made, used or have used, sold or have sold) in connection with programs funded in whole or in part by the Federal Government throughout the world by or on behalf of the Government of the United States.

2. The LICENSOR covenants and warrants that he has the right to grant the foregoing license, and that any assignment which he may make of the invention or said patent applications or patents thereon, shall expressly be made subject to this license.

3. The LICENSOR agrees that the Government shall not be estopped at any time to contest the enforceability, validity, scope of, or title to any patent or patent application herein licensed.

UNIVERSITY OF UTAH

Richard K. Koehn

Vice President for Research

(Date)

I,                                                           , certify that I am the                                                     of the Institution named as LICENSOR herein; that Richard K. Koehn, who signed this License on behalf of the Institution is the Vice President for Research of said Institution; and that said License was duly signed for and in behalf of said Institution by authority of its governing body, and is within the scope of its corporate powers.

[Signature and Date]

EXHIBIT “C”

Annual NET SALES Report for Medquest covering: ELECTROMAGNETICALLY SUSPENDED AND ROTATED CENTRIFUGAL PUMPING APPARATUS AND METHOD, and THE IMPLANTABLE CENTRIFUGAL BLOOD PUMP WITH HYBRID MAGNETIC BEARINGS, and HYBRID MAGNETICALLY SUSPENDED AND ROTATED CENTRIFUGAL PUMPING APPARATUS
Each of which is covered under U-2376, U-2377

Date:

Period Covered:

NET SALES

A.            Number of Units Sold:

B.            Cost per Unit:

C.            Gross sales amount (A x B):

D.            Deductions:

Discounts allowed (case, trade, quantity)

Taxes imposed on sales (sales, use, etc.)

Transportation charges (outbound or prepaid)

Allowances (rejections and returns)

Total Deductions

E.             Net Sales (C - D):

On Separate Document please also provide:

F.             Names and addresses of all current SUBLICENSEES;

G.            Total amount spent on product development;

The number of full time equivalent employees working on the LICENSED PRODUCTS and/or LICENSED METHODS;

I.              The date of first occurrence of NET SALES in each country;

J.             A summary and copies of each report due to Medquest from SUBLICENSEES.

EXHIBIT “D”

Due Diligence Report for
MedQuest for the Blood Pump Technology

Date:

Period Covering:

Progress Regarding Specific Due Diligence Milestones:

Projected Date of First Sale:

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (the “Agreement”) is made this 8th day of June, 2005, by and among MEDQUEST PRODUCTS, INC. (“Assignor”), WORLD HEART CORPORATION (“Assignee”), and UNIVERSITY OF UTAH RESEARCH FOUNDATION (“University”).

RECITALS

A.            Pursuant to that certain Asset Purchase Agreement dated as of January 31, 2005 (the “Asset Purchase Agreement”), Assignor has agreed to sell to Assignee, upon the terms, provisions and conditions set forth therein, certain assets, licenses and other property, all as more particularly described in the Asset Purchase Agreement (the “Assets”).

B.            In connection with the sale and purchase of the Assets, Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to that certain License Agreement dated March 31, 1999, by and between Assignor and University, a copy of which is attached hereto and incorporated herein as Exhibit A together with all amendments, extensions, renewals and other modifications thereto (the “License Agreement”), and Assignee desires to accept said assignment and assume the obligations of Assignor under the License Agreement upon the terms and conditions set forth in this Agreement.

C.            In connection with the assignment of the License Agreement, Assignor and University desire to amend the License Agreement upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, upon these premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Assignment. Subject to and effective upon the Closing Date, as defined in the Asset Purchase Agreement (the “Closing”), Assignor hereby assigns, transfers, sells, conveys, grants, delivers and sets over unto Assignee, and Assignee accepts, all of Assignor’s right, title and interest in and to the License Agreement. Assignor represents and warrants that Assignor has full right and title to assign the License Agreement and Assignor’s interest therein to Assignee pursuant to the provisions of this Agreement.

2.             Assumption. Subject to and effective upon the Closing, Assignee hereby accepts said assignment and assumes all obligations on the part of the Assignor under the License Agreement to be performed on or after the Closing. Assignor shall remain liable to the University for any and all obligations that arise prior to Closing.

3.             Amendments.

(a)           Section 7.3.A. of the License Agreement is hereby amended and restated in its entirety as follows:

A.            LICENSEE shall deliver promptly to LICENSOR a copy of an updated business plan developed with respect to the LICENSED PRODUCT and LICENSED METHODS that shows the amount of money, number and kind of personnel, and time budgeted and

1

planned for each phase of development of the LICENSED PRODUCTS and LICENSED METHODS.

(b)           Section 7.3.D. of the License Agreement is hereby amended and restated in its entirety as follows:

D.            [INTENTIONALLY OMITTED]

(c)           Section 7.3.E. of the License Agreement is hereby amended and restated in its entirety as follows:

E.             [INTENTIONALLY OMITTED]

(d)           Section 7.3.F. of the License Agreement is hereby amended and restated in its entirety as follows:

F.             [INTENTIONALLY OMITTED]

(e)           Section 7.3.G. of the License Agreement is hereby amended and restated in its entirety as follows:

G.            [INTENTIONALLY OMITTED]

(f)            Section 7.3 .H. of the License Agreement is hereby amended and restated in its entirety as follows:

H.            Subject to and effective upon the Closing of the Asset Purchase Agreement (the “APA”), LICENSEE shall pay to LICENSOR Two Hundred Fifty Thousand Dollars (US$250,000) in two equal installments: the first payment shall be made within thirty (30) days of the APA Closing Date, and the second payment shall be made within seven months from the APA Closing Date.

(g)           Section 7.3.I. of the License Agreement is hereby amended and restated in its entirety as follows:

I.              Start pre clinical durability test by January 1, 2007.

(h) Section 7.3 ..J. of the License Agreement is hereby amended and restated in its entirety as follows:

J.             Start pre clinical animal tests by January 1, 2007.

(i) Section 7.3 ..K. of the License Agreement is hereby amended and restated in its entirety as follows:

K.            Start human clinical trials by January 1, 2008.

(j)            Section 7.3.L. of the License Agreement is hereby amended and restated in its entirety as follows:

L.             Submit Regulatory marketing application by January 1, 2010.

2

(k)           Section 7.3.M. of the License Agreement is hereby deleted in its entirety.

(1)           Article 9 of the License Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 9. ANNUAL REPORTS

LICENSEE shall provide LICENSOR a copy of LICENSEE’s Annual Report as filed with the SEC within ten (10) days of such filing. In addition, within forty five (45) days after the end of each calendar year, LICENSEE will provide written documentation regarding the status of the Due Diligence milestones outlined in ARTICLE 7 of the License Agreement.

(m)          Exhibit C is deleted in its entirety

(n)           Article 21 of the License Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 21. NOTICES

Any payment, notice or other communication required to permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person during recipient’s normal business hours; or (b) on the date of delivery if delivered by courier, express mail service or first-class mail, registered or certified. Such notice shall be sent or delivered to the respective addresses given below, or to such other address as either party shall designate by written notice given to the other party as follows:

In the case of LICENSEE:

With a copy to:
WORLD HEART CORPORATION
Attn: Jal Jassawalla	MCCARTHY TETRAULT LLP
President & CEO	Attn: Virginia Schweitzer
7799 Pardee Lane	40 Elgin Street, Suite 1400
Oakland, CA 94621	Ottawa, Ontario, Canada K1P 5K6

and

WORLD HEART CORPORATION
Attn: Pratap Khanwilkar
VP, Rotary Systems and Business Development
4750 Wiley Post Way, Suite 120
Salt Lake City, UT 84116

In the case of LICENSOR:

With a copy to:
UNIV. OF UTAH RESEARCH	OFFICE OF GENERAL COUNSEL
FOUNDATION	University of Utah
Technology Commercialization Office	309 Park Building
615 Arapeen Drive, Suite 310	Salt Lake City, UT 84112
Salt Lake City, UT 84108

3

4.             Ratification. Acknowledgment and Consent Except as specifically modified by this Agreement, the License Agreement is hereby affirmed and ratified in all respects and shall continue in full force and effect, subject to its terms. The parties acknowledge there are no outstanding or uncured breaches or defaults by any party thereunder. University hereby consents and agrees to assignment of the License Agreement from Assignor to Assignee, subject to the provisions hereof.

5.             Miscellaneous.

(a)           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)           Further Assurances. The parties agree to execute, acknowledge and deliver all such additional instruments, notices and other documents and to do all such further acts and things as may be necessary or useful to effect more fully the intents of this Agreement.

(c)           Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Utah, without regard to any conflicts of law rule that would direct application of the laws of another jurisdiction.

(d)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

ASSIGNOR:		ASSIGNOR:

MEDQUEST PRODUCTS, iNC.

BY:	”Pratap Khanwilkar”	BY:	”Jal S. Jassawalah”

PRINT NAME:	Pratap Khanwilkar	PRINT NAME:	Jal S. Jassawalla

TITLE:	President/CEO	TITLE:	President & CEO

UNIVERSITY:

UNIVERSITY OF UTAH RESEARCH FOUNDATION

BY:	”R.E. Gesteland”

PRINT NAME:	Raymond F. Gesteland

TITLE:	President

4